  EXHIBIT 10.38

  Line of Credit Note Agreement between Infinite Group, Inc. and James Leonardo Managing Member of a Limited Liability Corporation to be formed dated March 14, 2016
LINE OF CREDIT NOTE AND AGREEMENT
Dated March 14, 2016

Whereas: Infinite Group, Inc., (“Company”) a Delaware corporation whose address is 80 Office Park Way, Pittsford, NY 14534, ("Borrower") desires to borrow five hundred thousand dollars ($500,000.00).
Whereas: James Leonardo, Managing Member of a Limited Liability Corporation to be formed whose address is 435 Smith St, Rochester, NY 14608 ("Lender"), desires to lend the Company the principal sum of Five Hundred Thousand Dollars ($500,000.00).
Whereas: James A. Villa is an individual residing at 308 Rock Beach Road, Rochester, NY 14617.
Wherefore: The Borrower and Lender hereunder create this Note and Agreement between Borrower and Lender to memorialize the terms, conditions and consideration to effectuate the foregoing:
Origination Schedule	Date	Amount

Initial Loan	March 29, 2016	$200,000.00
Second Origination	July 1, 2016	$200,000.00
Third Origination	October 1, 2016	$100,000.00

PAYMENT TERMS: Borrower shall pay lender quarterly interest only payments during the term of the loan. Interest payments shall be due to the Lender within ten calendar days from each calendar quarter end. Each quarterly payment of interest shall be adjusted based on the principal outstanding for the actual number of number of days in each period and applying the interest rate.
INTEREST: Interest is calculated at the annual rate of 6% (six percent). Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances and payments of principal made hereunder. Interest on the unpaid balance of this Note shall accrue monthly.
DUE DATE: The outstanding principal balance of this Note shall be due and payable December 31, 2021. Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount and accrued interest of this Note at any time.

FEE: In consideration for providing this financing, Borrower shall pay a fee to lender of 2,500,000 shares of $.001 par value common stock of the Company on the Initial Loan Date. During the term of this note if the Lender or Lenders successor (transferee) offers shares for sale to a third party (not to include shares sold in open market transactions) Lender agrees to provide  James A. Villa the right of first refusal to purchase the shares on the same terms andconditions.

REGISTRATION RIGHTS: If the Borrower proposes to register any of its $.001 par value common stock (other than pursuant to a Registration on Form S-4 or S-8 or any successor form), it will give prompt written notice to the Lender of its intention to effect such Registration (the “Incidental Registration”). Within ten business days of receiving such written notice of an Incidental Registration, the Lender may make a written request (the “Piggy-Back Request”) that the Borrower include in the proposed Incidental Registration all, or a portion, of the Registrable Securities owned by the Lender (which Piggy-Back Request shall set forth the Registrable Securities intended to be disposed of by the Lender and the intended method of disposition thereof).
DEFAULT: The Borrower shall be in default of this Note on the occurrence of any of the following events:
(i)
failure of the Borrower to pay the principal amount of this Note together with accrued interest within twenty (20) business days following the Lender’s written notice of default and demand;

(ii)
the Borrower shall be dissolved or liquidated;

(iii)
the bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety days; or the making by Borrower of an assignment for the benefit of creditors;

(iv)
the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned;

(v)
the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution; or

(vi)
the taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof.

Upon the occurrence of any such Default event (Breach) Lender may demand the entirety of the outstanding amount due from borrower to Lender.
No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for in this Note and Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.
Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorney’s fees and expenses incurred by Lender.
This Note and Agreement shall be interpreted and construed according to, and governed by, the laws of the State of New York, excluding any such laws that might direct the application of the laws of another jurisdiction. All actions or suits in law or equity arising out of or related to this Note and Agreement shall be litigated in Supreme Court Monroe County, New York.
This Agreement and Note and any exhibits attached hereto constitutes the entire agreement between the parties concerning the subject matter hereof. All prior agreements, discussions, warranties and covenants are merged herein. This Agreement and Note may only be amended in writing and duly executed by all parties.
REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.
Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.
CONDITIONAL GUARANTEE: If at any time prior to the satisfaction of the Borrower’s obligation hereunder, James A. Villa, President, is no longer an affiliate (as defined by the United States Securities and Exchange Commission) of the Company, James A. Villa, an individual, agrees to guarantee payment to Lender of the outstanding amount due on the Note.
RECORDS: Borrower shall maintain records in compliance with generally accepted accounting principles that provide sufficient details of each borrowing, payments of principal and interest, and computations of each monthly payment. Upon Lender’s request, Borrower shall reconcile such records to those of Lender to assure each party is in agreement of the principal amount outstanding, principal paid, interest paid, and interest accrued under the terms of this Note.
This Agreement has been duly and validly authorized, executed and delivered by the Company and this Agreement is the valid and binding agreement of the Company enforceable in accordance with its terms.
IN WITNESS WHEREOF, Borrower, Lender and Conditional Guarantor have caused this Note to be executed and delivered as set forth above.

Infinite Group, Inc.

By: __/s/ James A. Villa___________________
James A. Villa, President
Date: ____3/14/2016______________________

James A. Villa, individually

By: __/s/ James A. Villa___________________
James A. Villa
Date: ____3/14/2016______________________

LLC to be Formed

By: __/s/ James V. Leonardo________________
James V. Leonardo, Managing Member
 Date: ___3/14/2016_______________________